Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

August 1, 2014

Equity LifeStyle Properties, Inc.

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Equity LifeStyle Properties, Inc., a Maryland corporation, (the “Company”) in connection with the offer and sale by the Company and certain selling stockholders from time to time of up to 3,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), consisting of 180,666 Shares (“Issued Shares”) previously issued pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) and 3,569,334 Shares (“Available Shares”) available for issuance under future awards to be granted pursuant to the Plan. The Shares are being sold pursuant to the Company’s Registration Statement on Form S-8 (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Available Shares have been duly and validly authorized and, when issued and sold as contemplated by the prospectus included as a part of the Registration Statement and in the manner contemplated by the Plan, the Available Shares will be legally issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP